Micromet Announces Solid Tumor BiTE Antibody Collaboration with Amgen
- Collaboration on up to three targets and two programs
- Upfront payment of €10 million upon deal execution
- Maximum deal value of €695 million plus royalties and development cost reimbursement

Rockville, MD, July 11, 2011 –Micromet, Inc. (NASDAQ: MITI) announced today that it has entered into a collaboration agreement with Amgen Inc. for the research of BiTE antibodies against three undisclosed solid tumor targets. Amgen will have the right to pursue development and commercialization of BiTE antibodies against up to two of these targets, to be selected by Amgen.

“The BiTE antibody provides an innovative approach to cancer therapy,” said Roger M. Perlmutter, M.D., Ph.D., executive vice president of Research and Development at Amgen.  “Amgen is pleased to collaborate with the Micromet scientific team to deploy this technology against targets for the treatment of solid tumors.”

Under the terms of the agreement, Amgen is expected to pay €10 million upon deal execution.  If milestones in multiple indications and tumor types are achieved, Micromet is eligible to receive up to €342 million in clinical and commercial milestone payments.  Micromet is also eligible to receive up to double-digit royalties on worldwide net sales.

For the second BiTE program, Micromet is eligible to receive an additional cash payment upon initiation of the program, milestones, royalties and development funding comparable to the first program. The combined potential payments to Micromet from both programs, excluding reimbursement of research and development costs, are approximately €695 million.  The initial development plan contemplates €25 million in funding of Micromet R&D activities if two BiTE antibodies are advanced to IND.  All expected costs associated with the research, development and commercialization of the BiTE antibodies will be borne by Amgen.

Micromet will be primarily responsible for the discovery and pre-clinical development of the BiTE antibodies. Amgen will lead the clinical development, manufacturing, and commercialization of any products resulting from the collaboration.

“We are very pleased to collaborate with Amgen, an industry leader with a proven track record of success in oncology and biologics,” said Christian Itin, Ph.D., Micromet’s President and Chief Executive Officer. "This collaboration aligns well with our strategy to expand development of BiTE antibodies into solid tumor indications with support from a partner and brings important non-dilutive capital into the company."

About BiTE Antibodies
BiTE® antibodies are designed to direct the body's cytotoxic, or cell-destroying, T cells against tumor cells, and represent a new therapeutic approach to cancer therapy. Typically, antibodies cannot engage T cells because T cells lack the appropriate receptors for binding antibodies. BiTE antibodies have been shown to bind T cells to tumor cells, ultimately inducing a self-destruction process in the tumor cells referred to as apoptosis, or programmed cell death. In the presence of BiTE antibodies, T cells have been demonstrated to serially eliminate tumor cells, which explains the activity of BiTE antibodies at very low concentrations. Through the killing process, T cells start to proliferate, which leads to an increased number of T cells at the site of attack.

About Micromet, Inc.
Micromet, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of innovative antibody-based therapies for the treatment of cancer. Its product development pipeline includes novel antibodies generated with its proprietary BiTE® technology, as well as conventional monoclonal antibodies. The Company’s lead product candidate blinatumomab (MT103) is currently the subject of a European pivotal trial in patients with minimal residual disease positive acute lymphoblastic leukemia.  Micromet has collaborations with a number of leading pharmaceutical and biotechnology companies, including Amgen, Bayer Healthcare Pharmaceuticals, Boehringer Ingelheim, MedImmune, Merck Serono, Nycomed and Sanofi.  Additional information can be found at www.micromet.com.

Safe Harbor Statement
This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. These forward-looking statements include statements regarding the operation of the collaboration with Amgen, the efficacy, safety and intended utilization of our product candidates, including the BiTE antibodies that are the subject of the agreement with Amgen, the mode of action of BiTE antibodies, the conduct, timing and results of future clinical trials, expectations of the future expansion of our product pipeline and collaborations, the initiation of a second BiTE program under the collaboration with Amgen and the future payment of upfront, milestone and royalty payments by Amgen. You are urged to consider statements that include the words "ongoing," "may," “eligible,” "will," "believes," "potential," "expects," "plans," "anticipates," "intends," or the negative of those words or other similar words to be uncertain and forward-looking. Factors that may cause actual results to differ materially from any future results expressed or implied by any forward-looking statements include the risk that our product candidates do not demonstrate safety and/or efficacy in pre-clinical studies or clinical trials, delays in development and testing, including the risk that Amgen will not obtain approval to market our product candidates and the risks associated with reliance on collaboration partners such as Amgen and outside financing to meet capital requirements. These factors and others are more fully discussed in Micromet's Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2010, and Micromet’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011, filed with the SEC on May 10, 2011 as well as other filings by the Company with the SEC.

Contact:
Jennifer Neiman
Director, Corporate Communications
Micromet, Inc.
240-235-0246
jennifer.neiman@micromet.com